Exhibit 99.1
FOR IMMEDIATE RELEASE

April 29, 2025

Contact:

Corporate Communications
Federal Home Loan Bank of Dallas
www.fhlb.com
(214) 441-8445

Federal Home Loan Bank of Dallas
Reports First Quarter 2025 Operating Results

DALLAS, TEXAS, April 29, 2025 - The Federal Home Loan Bank of Dallas (Bank) today reported net income of $150.6 million for the quarter ended March 31, 2025. In comparison, for the quarters ended December 31, 2024 and March 31, 2024, the Bank reported net income of $174.4 million and $180.6 million, respectively.

Total assets at March 31, 2025 were $109.9 billion, compared with $127.7 billion at December 31, 2024. Average total assets decreased from $125.6 billion for the three months ended March 31, 2024 to $113.3 billion for the corresponding period in 2025. The $17.8 billion decrease in total assets during the first quarter of 2025 was primarily attributable to decreases in the Bank's short-term liquidity holdings ($11.0 billion) and advances ($7.9 billion), partially offset by an increase in the Bank's long-term investments ($1.1 billion).

Advances totaled $59.8 billion at March 31, 2025, compared with $67.7 billion at December 31, 2024. The Bank's mortgage loans held for portfolio totaled $5.9 billion at March 31, 2025, as compared to $5.8 billion at December 31, 2024.

The carrying value of the Bank's long-term held-to-maturity securities portfolio, which is comprised of U.S. agency residential mortgage-backed securities (MBS), totaled $1.2 billion and $0.2 billion at March 31, 2025 and December 31, 2024, respectively. The carrying value of the Bank's long-term available-for-sale securities portfolio, which is comprised substantially of U.S. agency debentures and U.S. agency commercial MBS, totaled $19.1 billion at March 31, 2025, as compared to $19.0 billion at December 31, 2024. At March 31, 2025 and December 31, 2024, the Bank also held a $0.1 billion long-term U.S. Treasury Note classified as trading.

The Bank's short-term liquidity holdings are typically comprised of overnight interest-bearing deposits, overnight federal funds sold, overnight reverse repurchase agreements, U.S. Treasury Bills, U.S. Treasury Notes and, from time to time, may also include cash held at the Federal Reserve. At March 31, 2025 and December 31, 2024, the Bank's short-term liquidity holdings totaled $23.4 billion and $34.4 billion, respectively.

The Bank's retained earnings increased to $2.941 billion at March 31, 2025 from $2.849 billion at December 31, 2024. On March 25, 2025, a dividend of $58.4 million was paid to the Bank's shareholders.

Additional selected financial data as of and for the three months ended March 31, 2025 (and, for comparative purposes, as of December 31, 2024 and for the quarters ended December 31, 2024 and March 31, 2024) is set forth below. Further discussion and analysis regarding the Bank's results will be included in its Form 10-Q for the quarter ended March 31, 2025 to be filed with the Securities and Exchange Commission.

About the Federal Home Loan Bank of Dallas

The Federal Home Loan Bank of Dallas is one of 11 district banks in the FHLBank System, which was created by Congress in 1932. The Bank is a member-owned cooperative that supports housing and community development by providing competitively priced funding solutions, liquidity, and other credit products to approximately 800 members and associated institutions in Arkansas, Louisiana, Mississippi, New Mexico and Texas. For more information, visit the Bank's website at fhlb.com.

Federal Home Loan Bank of Dallas
Selected Financial Data
As of and For the Quarter Ended March 31, 2025
(Unaudited, in thousands)

	March 31, 2025	December 31, 2024
Selected Statement of Condition Data:

Assets
Investments (1)	$43,737,898	$53,740,886
Advances	59,808,271	67,743,248
Mortgage loans held for portfolio, net	5,883,689	5,764,053
Cash and other assets	454,722	476,861
Total assets	$109,884,580	$127,725,048

Liabilities
Consolidated obligations
Discount notes	$15,131,144	$21,637,276
Bonds	85,080,418	96,215,218
Total consolidated obligations	100,211,562	117,852,494
Mandatorily redeemable capital stock	7,302	181
Other liabilities	2,921,844	2,676,712
Total liabilities	103,140,708	120,529,387
Capital
Capital stock — putable	3,637,544	4,168,043
Retained earnings	2,941,210	2,848,948
Total accumulated other comprehensive income	165,118	178,670
Total capital	6,743,872	7,195,661
Total liabilities and capital	$109,884,580	$127,725,048

Total regulatory capital (2)	$6,586,056	$7,017,172

	For the	For the	For the
	Quarter Ended	Quarter Ended	Quarter Ended
	March 31, 2025	December 31, 2024	March 31, 2024
Selected Statement of Income Data:
Net interest income (3)	$187,700	$212,454	$223,498
Other income	14,703	20,064	10,465
Other expense	35,029	38,774	33,306
AHP assessment	16,750	19,375	20,069
Net income	$150,624	$174,369	$180,588

(1)    Investments consist of interest-bearing deposits, securities purchased under agreements to resell, federal funds sold, trading securities, available-for-sale securities and held-to-maturity securities.
(2)    As of March 31, 2025 and December 31, 2024, total regulatory capital represented 5.99 percent and 5.49 percent, respectively, of total assets as of those dates.
(3)    Net interest income is net of the provision (reversal) for credit losses.

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